ForeverGreen Enterprises, Inc.

Wastes and Pollutants Transformed Into *Green* Hydrogen, Methanol, Industrial and Alternative Energy Resources

To: Peter Tascano, Chairman, International Power Group

Woody Crouch, CEO, International Power Group

Fr: Michael Kelly, CEO, ForeverGreen Enterprises

Date: September 30, 2008

Re: Modification of Joint Venture Agreement

This memorandum shall serve as addendum to the Joint Venture Agreement ("JV") executed on September 9, 2008 between International Power Group ("IPWG") and ForeverGreen Enterprises ("FGE"). The agreement between the parties addressed in this memorandum stipulate the following modifications to the JV Agreement:

1. Initial capital contribution by IPWG to the JV will be in the amount of Five Hundred Thousand dollars ($500,000).
   a. The initial capital contribution to the JV will be made by IPWG no later than Wednesday, October 15, 2008 at 5:00 pm eastern.
2. The second funding tranche by IPWG to the JV will be in the amount of Two Million dollars ($2,000,000).
   a. The second funding tranche to the JV will be made by IPWG no later than Friday, October 31, 2008 at 5:00 pm eastern.
3. The third funding tranche by IPWG to the JV, or at the option of IPWG to FGE, will be in the amount of Four Million, Five Hundred Thousand dollars ($4,500,000).
   a. The third funding trance will be made by IPWG no later than Friday, November 28, 2008 at 5:00 pm eastern.
4. The fourth funding tranche by IPWG to the JV, or at the option of IPWG to FGE, will be in the amount of Four Million, Five Hundred Thousand dollars ($4,500,000).
   a. The fourth funding tranche will be made in accordance with the completion of milestone number two (2) as previously described in the JV Agreement.
5. No penalties will be assessed as a result delays to the schedule the funding in the original JV Agreement.
6. This addendum to the Joint Venture Agreement shall be effective as September 30, 2008.